Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-173135

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus do not constitute an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 5, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated March 29, 2011)

$

    % Senior Notes due

We are offering $        aggregate principal amount of     % Senior Notes due                    . We will pay interest on the notes on                     and                     of each year, beginning on                     , 2013. The notes will mature on                     .

We may redeem some or all of the notes at any time at redemption prices described in this prospectus supplement, together with accrued and unpaid interest. See “Description of Notes — Optional Redemption.” If a change of control repurchase event as defined in this prospectus supplement under the heading “Description of Notes — Change of Control” occurs, we may be required to offer to purchase the notes from the holders.

The notes will be our senior unsecured and unsubordinated obligations and will rank equally with our existing and future senior unsecured and unsubordinated indebtedness. The notes will be guaranteed by certain of our subsidiaries identified in this prospectus supplement on a senior unsecured and unsubordinated basis. The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed on any securities exchange. The notes are a new issue of securities with no established trading market.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement.

Per Note	Total
Public offering price(1)%	$
Underwriting discounts %	$
Proceeds, before expenses, to us(1)%	$

(1)	Plus accrued interest, if any, from , 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2012.

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

The date of this prospectus supplement is                     , 2012.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the notes.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part, the accompanying prospectus dated March 29, 2011, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement varies in any way from the information in the accompanying prospectus or in a document we have incorporated by reference, you should rely on the information in the more recent document. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any one of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”

Unless otherwise stated herein or the context otherwise requires, the terms “Verisk,” “Verisk Analytics,” “the Company,” “we,” “us,” and “our” refer to Verisk Analytics, Inc. and its consolidated subsidiaries. The term “the Issuer” refers to Verisk Analytics, Inc. only. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made or incorporated by reference statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus supplement, the prospectus or the documents incorporated by reference herein that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk Factors” in this prospectus supplement and our annual report on Form 10-K for the year ended December 31, 2011. You should specifically consider the numerous risks outlined under “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

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SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that you should consider before investing in the notes offered hereby. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the prospectus and the documents incorporated by reference herein, including the “Risk Factors.” You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus supplement. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus supplement is presented on an historical basis.

Company Overview

Verisk Analytics is a leading provider of information about risk to professionals in insurance, healthcare, mortgage, government, supply chain, and risk management. Using advanced technologies to collect and analyze billions of records, we draw on industry expertise and unique proprietary data sets to provide predictive analytics and decision-support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, data management, and many other fields. In the United States and around the world, we help customers protect people, property, and financial assets.

Our customers use our solutions to make better risk decisions with greater efficiency and discipline. We refer to these products and services as ‘solutions’ due to the integration among our products and the flexibility that enables our customers to purchase components or the comprehensive package of products. These solutions take various forms, including data, statistical models or tailored analytics, all designed to allow our clients to make more logical decisions. We believe our solutions for analyzing risk positively impact our customers’ revenues and help them better manage their costs. In 2011, our U.S. customers included all of the top 100 property and casualty (“P&C”) insurance providers, as well as numerous health plans and third-party administrators, leading mortgage insurers, and mortgage lenders. We believe that our commitment to our customers and the embedded nature of our solutions serve to strengthen and extend our relationships.

We help those businesses address what we believe are the four primary decision making processes essential for managing risk as set forth below in the Verisk Risk Analysis Framework:

The Verisk Risk Analysis Framework

These four processes correspond to various functional areas inside our customers’ operations:

•	our loss prediction solutions are typically used by P&C insurance and healthcare actuaries, advanced analytics groups and loss control groups to help drive their own assessments of future losses;

•	our risk selection and pricing solutions are typically used by underwriters as they manage their books of business;

•

our fraud detection and prevention tools are used by P&C insurance, healthcare and mortgage underwriters to root out fraud prospectively and by claims departments to speed claims and find fraud retroactively; and

•	our tools to quantify loss are primarily used by claims departments, independent adjustors and contractors.

We add value by linking our solutions across these four key processes; for example, we use the same modeling methods to support the pricing of homeowner’s insurance policies and to quantify the actual losses when damage occurs to insured homes.

We offer our solutions and services primarily through annual subscriptions or long-term agreements, which are typically pre-paid and represented approximately 69.0% of our revenues in 2011. For the six months ended June 30, 2012, we had revenues of $719.7 million and net income of $147.9 million, and for the year ended December 31, 2011, we had revenues of $1,331.8 million and net income of $282.8 million. For the five year period ended December 31, 2011, our revenues and net income grew at a Compound Annual Growth Rate, or CAGR, of 13.5% and 17.1%, respectively.

We organize our business in two segments: Risk Assessment and Decision Analytics.

Risk Assessment Segment

Our Risk Assessment segment serves our P&C insurance customers and focuses on the first two decision making processes in our Risk Analysis Framework: prediction of loss and selection and pricing of risk. Within this segment, we also provide solutions to help our insurance customers comply with their reporting requirements in each U.S. state in which they operate. Our customers include most of the P&C insurance providers in the U.S.

Decision Analytics Segment

In the Decision Analytics segment, we support all four phases of our Risk Analysis Framework. We develop predictive models to forecast scenarios and produce both standard and customized analytics that help our customers better predict loss, select and price risk, detect fraud before and after a loss event, and quantify losses.

As we develop our models to quantify loss and detect fraud, we improve our ability to predict the loss and prevent the fraud from happening. We believe this provides us with a significant competitive advantage over firms that do not offer solutions which operate both before and after loss events.

Our Growth Strategy

For the five-year period ended December 31, 2011, we have grown our revenues and net income at a CAGR of 13.5% and 17.1%, respectively, through the successful execution of our business plan. These results reflect strong organic revenue growth, new solutions development and selected acquisitions. We have made, and continue to make, investments in people, data sets, analytic solutions, technology, and complementary businesses. The key components of our strategy include:

•

Increase Sales to Insurance Customers. We expect to expand the application of our solutions in insurance customers’ internal risk and underwriting processes. Building on our deep knowledge of, and embedded position in, the insurance industry, we expect to sell more solutions to existing customers tailored to individual insurance segments. By increasing the breadth and relevance of our offerings, we believe we can strengthen our relationships with customers and increase our value to their decision making in critical ways.

•

Develop New, Proprietary Data Sets and Predictive Analytics. We work with our customers to understand their evolving needs. We plan to create new solutions by enriching our mix of proprietary data sets, analytic solutions and effective decision support across the markets we serve. We constantly seek to add new data sets that can further leverage our analytic methods, technology platforms and intellectual capital.

•

Leverage Our Intellectual Capital to Expand into Adjacent Markets and New Customer Sectors. Our organization is built on nearly four decades of intellectual property in risk management. We believe we can continue to profitably expand the use of our intellectual capital and apply our analytic methods in new markets, where significant opportunities for long-term growth exist. We also continue to pursue growth through targeted international expansion. We have already demonstrated the effectiveness of this strategy with our expansion into healthcare and non-insurance financial services.

•

Pursue Strategic Acquisitions that Complement Our Leadership Positions. We will continue to expand our data and analytics capabilities across industries. While we expect this will occur primarily through organic growth, we have and will continue to acquire assets and businesses that strengthen our value proposition to customers. We have developed an internal capability to source, evaluate and integrate acquisitions that have created value for shareholders.

Recent Developments

On August 31, 2012, we acquired Argus Information and Advisory Services, LLC (“Argus”) for a net purchase price of approximately $425 million. Argus is a premier provider of information, competitive benchmarking, scoring solutions, analytics and customized services to financial institutions and regulators in North America, Latin America and Europe. We expect that the acquisition of Argus will further enhance our position as a key provider of data, analytics and decision support solutions to financial institutions globally.

We used cash on hand and $380 million of borrowings under our revolving credit facility to fund the acquisition. We intend to use the net proceeds of this offering to repay a portion of amounts outstanding under our revolving credit facility ($500 million at August 31, 2012). See “Use of Proceeds.”

Corporate Information

Verisk Analytics, Inc. is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 545 Washington Boulevard, Jersey City, New Jersey, 07310-1686 and our telephone number is (201) 469-2000. Our internet address is www.verisk.com. Other than the documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes.”

Issuer	Verisk Analytics, Inc.

Securities offered	$ aggregate principal amount of % Senior Notes due .

Maturity date	.

Interest payment dates	Interest on the notes will be payable on and of each year, beginning on , 2013. Interest will accrue from , 2012.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured and unsubordinated basis by each of the subsidiaries that guarantee our revolving credit facility or any amendment, refinancing or replacement thereof, which currently include:

•	Insurance Services Office, Inc. (“ISO”)

•	Xactware Solutions, Inc.

•	ISO Services, Inc.

•	ISO Claims Services, Inc.

•	AIR Worldwide Corporation

•	Interthinx, Inc.

•	Verisk Health, Inc.

•	Verisk Health Solutions, Inc.

Ranking	The notes will be our senior unsecured and unsubordinated obligations and will:

•	rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness;

•	be structurally subordinated to the indebtedness of any of our subsidiaries that do not guarantee the notes; and

•	be effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The note guarantees will:

•	rank equally and ratably in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the guarantors;

•	be senior in right of payment to all future subordinated indebtedness of the guarantors; and

•	be effectively subordinated to any existing and future secured indebtedness of the applicable guarantor to the extent of the value of the collateral securing that indebtedness.

As of June 30, 2012, we had approximately $1,256.2 million of consolidated unsecured and unsubordinated indebtedness. On an as-adjusted basis after giving effect to this offering of the notes and application of the net proceeds thereof, as of June 30, 2012, we would have had approximately $ million of total consolidated indebtedness, which includes $ million outstanding under our revolving credit facility. See “Capitalization.”

The trustee, on behalf of the noteholders of our existing senior notes, is a party to a sharing agreement among the lenders under our revolving credit facility and the noteholders under our master shelf agreements, and upon completion of the offering, will also be a party on behalf of the holders of the notes offered hereby. See “Description of Certain Indebtedness — Guarantees and Sharing Agreement.”

Optional redemption	We may redeem some or all of the notes at any time at redemption prices described in this prospectus supplement, together with accrued and unpaid interest. See “Description of Notes — Optional Redemption.”

Change of control	If a change of control repurchase event as defined in this prospectus supplement under the heading “Description of Notes — Change of Control” occurs, we may be required to offer to purchase the notes from the holders.

Certain covenants	The indenture governing the notes will restrict the ability of us and our subsidiaries to, among other things:

•	create certain liens;

•	enter into sale/leaseback transactions; and

•	consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets, or merge with or into, any other person or entity.

These covenants are subject to important exceptions and qualifications described under the heading “Description of Notes — Certain Covenants.”

Use of proceeds	We intend to use the net proceeds of this offering for the repayment of a portion of the indebtedness under our revolving credit facility ($500 million at August 31, 2012). See “Use of Proceeds.”

Risk factors	Investing in the notes involves substantial risk. Please read “Risk Factors” beginning on page S-6 of this prospectus supplement and page 17 of our annual report on Form 10-K for the year ended December 31, 2011 for a discussion of certain factors you should consider in evaluating an investment in the notes.

Conflicts of interest	Certain affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC will receive some of the net proceeds from this offering, and are deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Therefore, this offering is being conducted in accordance with FINRA Rule 5121.

RISK FACTORS

In deciding whether to purchase the notes, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in or incorporated by reference into this prospectus supplement, including the “Risk Factors” beginning on page 17 of our annual report on Form 10-K for the year ended December 31, 2011.

Risks Relating to the Notes

Our indebtedness could affect our financial health and make it difficult for us to fulfill our obligations under the notes.

As of June 30, 2012, after giving effect to this offering and the expected use of proceeds thereof, we would have had total consolidated indebtedness of approximately $        million. For more detail regarding our consolidated indebtedness, see “Capitalization” and “Description of Other Indebtedness.” Our debt could have important consequences for the noteholders. Our ability to make scheduled payments of principal, or to pay the interest or premium, if any, on, or to refinance our indebtedness (including the notes), or to fund capital expenditures, acquisitions and other strategic initiatives will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, regulatory, and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility or otherwise in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. Furthermore, our increased leverage resulting from this offering could adversely affect our business. In particular, it could increase our vulnerability to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing and limit our ability to pursue certain operational and strategic opportunities.

In addition, if we or any guarantor incurs any additional debt that ranks equally with the notes or the guarantees, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company, and, under the terms of the sharing agreement described herein, the holders of debt guaranteed by us or our subsidiaries will be entitled to share ratably with you in any payments made to any holders of such guaranteed debt upon any event of default in respect of such indebtedness or upon the making of a demand on any such guarantee. This may have the effect of reducing the amount of proceeds paid to you.

Our acquisition of Argus increased our leverage; in addition, we may not realize the expected benefits of the acquisition.

On August 31, 2012, we completed our acquisition of Argus. In order to finance the acquisition, we incurred $380 million of indebtedness under our revolving credit facility. At August 31, 2012, our total debt increased to approximately $1,600 million and our leverage ratio (debt to EBITDA (last twelve months pro forma)) increased from 1.90x to 2.34x. Our increased leverage resulting from the Argus acquisition could adversely affect our business. In particular, it could increase our vulnerability to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing and limit our ability to pursue certain operational and strategic opportunities. In addition, we may fail to realize the expected benefits of the acquisition.

Not all of our subsidiaries will guarantee the notes.

Not all of our subsidiaries will guarantee the notes. In addition, the indenture will, subject to certain limitations, permit us to form or acquire additional subsidiaries that are not guarantors and to permit non-guarantor subsidiaries to acquire assets and incur indebtedness. You would not have any claim as a creditor against any of our non-guarantor subsidiaries to the assets and earnings of those subsidiaries. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to a guarantor as equity, and thus be available to satisfy our obligations under the notes and other claims against us or the guarantors.

The notes will be structurally subordinated to indebtedness of our non-guarantor subsidiaries.

You will not have any claim as a creditor against any of our non-guarantor subsidiaries, and indebtedness and other liabilities, including trade payables of those subsidiaries, will effectively be senior to your claims against those subsidiaries. As of June 30, 2012, our non-guarantor subsidiaries had approximately $193.9 million of outstanding liabilities to third parties, all of which would effectively rank senior to the notes.

We may not be able to service our debt.

Our ability to pay or to refinance our indebtedness, including the notes, will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us under our credit facility in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

We may be unable to purchase the notes upon a change of control.

Upon the occurrence of a change of control repurchase event specified in “Description of Notes — Change of Control,” you may require us to purchase your notes at 101% of their principal amount, plus accrued and unpaid interest. If we experience a change of control repurchase event, we cannot assure you that we will have the financial resources to purchase your notes, particularly if that change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our credit facility and our master shelf agreements currently provide that certain change of control events will constitute a default and could result in the acceleration of our indebtedness.

Restrictive covenants in our indenture, our credit facility and our master shelf agreements may adversely affect us.

The indenture, as supplemented to provide for the issuance of the notes offered hereby, will contain various covenants that limit our ability to engage in certain transactions. See “Description of Notes — Certain Covenants.” The indenture governing our existing senior notes contains substantially similar covenants as will apply to the notes offered hereby.

In addition, our credit facility also contains other and more restrictive covenants. Similarly, our master shelf agreements also contain restrictive covenants and place limitations on, and in some cases impose penalties for, early prepayment of notes issued under the shelf agreements. Our credit facility and master shelf agreements also require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants would result in an event of default under our credit facility and/or the master shelf agreements. Upon the occurrence of an event of default under our credit facility, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable and terminate all commitments to extend further credit. Similarly, upon the occurrence of an event of default under a master shelf agreement, the holders of the notes issued under that master shelf agreement could elect to declare all amounts outstanding to be immediately due and payable. If the lenders under our credit facility, or the holders of notes issued under our master shelf agreements, accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay amounts outstanding under our credit facility, the master shelf agreements and our other indebtedness, including our existing senior notes and the notes offered hereby.

The indenture, our credit facility and the master shelf agreements each limit our ability to dispose of operations or to engage in mergers. These restrictions can adversely affect our ability to respond to changing economic and business conditions and may place us at a competitive disadvantage relative to other companies that are subject to fewer or less restrictive limitations.

The trustee, on behalf of the noteholders of our existing public debt, is a party to a sharing agreement among the lenders under our credit facility and the noteholders under our master shelf agreements, and will also be a party on behalf of the holders of the notes offered hereby, which may reduce your recovery under the notes.

In connection with our initial public debt issuance that was completed on April 6, 2011, the trustee, on behalf of the noteholders, entered into a joinder to the sharing agreement among the lenders under our credit facility and the noteholders under our master shelf agreements (collectively, with the trustee on behalf of noteholders, the “Lenders”). By operation of the terms of the sharing agreement and the trustee’s joinder thereto, the trustee is also a party on behalf of the holders of notes subsequently issued pursuant to an indenture between us and the trustee, including all of our existing senior notes and the notes offered hereby.

Under the terms of the sharing agreement, upon the occurrence of any event of default under the credit facility, the master shelf agreements or the indenture (the “Agreements”) or the making of any demand by any Lender on any guarantor (including Verisk, in the case of the credit facility and master shelf agreements, and our subsidiaries) of the obligations under its respective guarantee (each, a “Trigger Event”), each Lender has agreed (i) any payment of any kind, which is received by such Lender on account of any obligations under the Agreements from or on behalf of any guarantor in respect of guarantees by such guarantor within 45 days prior to a Trigger Event or on or following the occurrence of a Trigger Event, and (ii) any payment resulting from the exercise of set-off rights against us or any guarantor, which is received within 45 days prior to a Trigger Event or on or following the occurrence of a Trigger Event, is to be distributed among the Lenders ratably in accordance with the respective obligations then held by each Lender. See “Description of Certain Indebtedness — Guarantees and Sharing Agreement.”

While the sharing agreement is designed to ensure that the Lenders share ratably in any payments under guarantees or any set-off amounts, no assurance can be given that the holders of the notes offered hereby will not recover less than what they otherwise would have recovered if the notes were not subject to the sharing agreement.

Fraudulent transfer statutes may limit your rights as a noteholder.

Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to you;

•	subordinate our obligations to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to you, including invalidating the notes.

In that event, we cannot assure you that you would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

(1) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

(2) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

(a) were insolvent or were rendered insolvent by reason of the issuance of the notes;

(b) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

(c) intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes.

Different jurisdictions define “insolvency” in various ways. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if:

•	our liabilities exceeded our assets, at a fair valuation, or

•

the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities, including the probable liability related to contingent liabilities, as they become absolute or matured.

We cannot assure you (1) what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued; (2) that, regardless of the method of valuation, a court would not determine that we were insolvent on that date; or (3) that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

Our obligations under the notes are guaranteed by our subsidiaries identified in “Description of Notes — Guarantees,” and the guarantees may also be subject to review under various laws for the protection of creditors. It is possible that creditors of the guarantors may challenge the guarantees as a fraudulent transfer or conveyance. The analysis set forth above would generally apply, except that the guarantees could also be subject to the claim that, since the guarantees were incurred for our benefit, and only indirectly for the benefit of the guarantors, the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a guarantor’s obligation under its guarantee, subordinate the guarantee to the other indebtedness of a guarantor, direct that holders of the notes return any amounts paid under a guarantee to the relevant guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the notes. In addition, the liability of each guarantor under the indenture will be limited to the amount that will result in its guarantee not constituting a fraudulent conveyance or improper corporate distribution and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

Changes in our credit ratings may adversely affect your investment in the notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

USE OF PROCEEDS

The net proceeds from the sale of notes are estimated to be approximately $        million after the deduction of the underwriters’ discounts and expenses of the offering payable by us.

We intend to use the net proceeds of this offering for the repayment of a portion of the indebtedness under our revolving credit facility. As of August 31, 2012, we had approximately $500 million of borrowings under our credit facility. We incurred $380 million of borrowings under our credit facility in connection with the closing of our acquisition of Argus on August 31, 2012. See “Summary — Recent Developments.” Other indebtedness under our revolving credit facility was incurred for general corporate purposes, including the financing of acquisitions and stock repurchases.

Our revolving credit facility is a $725 million committed facility and bears interest at a rate of LIBOR plus 1.25% to 1.875% and matures on October 24, 2016. See “Description of Certain Indebtedness — Our Revolving Credit Facility.” Certain affiliates of the underwriters are lenders under our revolving credit facility and will receive some of the net proceeds from this offering. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Although we intend to initially use the net proceeds of this offering to repay amounts outstanding under our credit facility, we expect to redraw our credit facility over time as needed for our corporate strategy, including for general corporate purposes and/or future acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated, including our pro forma ratios for the fiscal year ended December 31, 2011 and for the six months ended June 30, 2012 after giving effect to this offering and the expected use of proceeds.

The ratios have been calculated based upon earnings from continuing operations before fixed charges and taxes on income. Fixed charges include interest and an estimate of the portion of minimum rentals that represents interest. In computing the pro forma ratios, the historical ratios are adjusted by the pro forma interest expense amount, which is calculated by (1) adding to historical fixed charges the increase in interest costs resulting from the issuance of the notes offered hereby and (2) deducting from historical fixed charges the decrease in interest costs resulting from the retirement of indebtedness under our credit facility that we expect to repay with the proceeds of this offering. See “Use of Proceeds.”

For the Fiscal Years Ended						Six Months Ended
December 31, 2007	December 31, 2008	December 31, 2009	December 31, 2010	December 31, 2011	December 31, 2011	June 30, 2012	June 30, 2012
Actual					Pro Forma	Actual	Pro Forma

8.0x	7.0x	6.2x	8.9x	7.2x		6.5x

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization on a consolidated basis as of June 30, 2012 and as adjusted for this offering. The table should be read in conjunction with the information under the headings “Use of Proceeds” and “Summary Consolidated Financial Data” and our consolidated financial statements, including the notes thereto, which are incorporated by reference into this prospectus supplement.

	As of June 30, 2012
	Actual	As Adjusted(1)
	(In thousands)
Cash and cash equivalents	$97,198	$

Short-term debt (including current portion of long-term debt):
Syndicated revolving credit facility(2)	150,000
Prudential senior notes (due April 29, 2013)	15,000		15,000
Aviva senior notes (due April 27, 2013)	30,000		30,000
Capital lease obligations	6,783		6,783

Total short-term debt and current portion of long-term debt	201,783
Long-term debt (excluding current portion of long-term debt):
% senior notes, due , offered hereby	—
5.800% senior notes, due May 1, 2021, less unamortized discount of $915	449,085		449,085
4.875% senior notes due January 15, 2019, less unamortized discount of $2,207	247,793		247,793
Prudential senior notes	245,000		245,000
Principal senior notes	25,000		25,000
New York Life senior notes	85,000		85,000
Capital lease obligations	2,517		2,517

Total long-term debt	1,054,395
Total debt	$1,256,178	$

Total stockholders’ equity	46,682		46,682

Total capitalization	$1,302,860	$

(1)	As adjusted to reflect the sale of the notes and the application of a portion of the net offering proceeds therefrom, before expenses, for the repayment of a portion of the indebtedness under our credit facility. See “Use of Proceeds.”

(2)	At August 31, 2012, we had borrowings of approximately $500 million from our credit facility outstanding, which includes $380 million of borrowings incurred in connection with the acquisition of Argus (a portion of which we intend to repay with the proceeds of this offering). See “Use of Proceeds.”

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected historical financial data should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement. The consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010 and 2011 are derived from the audited consolidated financial statements incorporated by reference in this prospectus supplement. The consolidated statement of operations data for the years ended December 31, 2007 and 2008 and the consolidated balance sheet data as of December 31, 2007, 2008 and 2009 are derived from audited consolidated financial statements that are not included or incorporated by reference in this prospectus supplement. The condensed consolidated statement of operations data for the six-month periods ended June 30, 2011 and 2012 and the condensed consolidated balance sheet data as of June 30, 2012 are derived from unaudited condensed financial statements that are incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements, in our opinion, have been prepared on the same basis as the audited consolidated financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position. Results for the six-month period ended June 30, 2012 are not necessarily indicative of results that may be expected for the fiscal year ended December 31, 2012 or any other future period.

From January 1, 2007 to June 30, 2012, we have acquired 15 businesses, which may affect the comparability of our financial statements.

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(In thousands)
Statement of operations data:
Revenues:
Risk Assessment revenues	$485,160	$504,391	$523,976	$542,138	$563,361	$281,073	$289,158
Decision Analytics revenues	317,035	389,159	503,128	596,205	768,479	359,076	430,569

Revenues	802,195	893,550	1,027,104	1,138,343	1,331,840	640,149	719,727
Expenses:
Cost of revenues (exclusive of items shown separately below)	357,191	386,897	491,294	463,473	533,735	255,741	280,404
Selling, general and administrative	107,576	131,239	162,604	166,374	209,469	105,165	116,452
Depreciation and amortization of fixed assets	31,745	35,317	38,578	40,728	43,827	22,160	24,734
Amortization of intangible assets	33,916	29,555	32,621	27,398	34,792	17,332	20,774
Acquisition related liabilities adjustment(1)	—	—	—	(544)	(3,364)	(3,364)	—

Total expenses	530,428	583,008	725,097	697,429	818,459	397,034	442,364

Operating income	271,767	310,542	302,007	440,914	513,381	243,115	277,363
Other income/(expense):
Investment income	8,451	2,184	195	305	201	—	261
Realized gains/(losses) on securities, net	857	(2,511)	(2,332)	95	686	487	300
Interest expense	(22,928)	(31,316)	(35,265)	(34,664)	(53,847)	(24,500)	(33,762)

Total other expense, net	(13,620)	(31,643)	(37,402)	(34,264)	(52,960)	(24,013)	(33,201)
Income from continuing operations before income taxes	258,147	278,899	264,605	406,650	460,421	219,102	244,162
Provision for income taxes	(103,184)	(120,671)	(137,991)	(164,098)	(177,663)	(87,649)	(96,230)

Income from continuing operations	154,963	158,228	126,614	242,552	282,758	131,453	147,932
Loss from discontinued operations, net of tax(2)	(4,589)	—	—	—	—	—	—

Net income	$150,374	$158,228	$126,614	$242,552	$282,758	$131,453	$147,932

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(In thousands, except for share and per share data)
Basic net income/(loss) per share(3):
Income from continuing operations	$0.77	$0.87	$0.72	$1.36	$1.70	$0.78	$0.89
Loss from discontinued operations	(0.02)	—	—	—	—	—	—

Basic net income per share	$0.75	$0.87	$0.72	$1.36	$1.70	$0.78	$0.89

Diluted net income/(loss) per share(3):
Income from continuing operations	$0.74	$0.83	$0.70	$1.30	$1.63	$0.75	$0.86
Loss from discontinued operations	(0.02)	—	—	—	—	—	—

Diluted net income per share	$0.72	$0.83	$0.70	$1.30	$1.63	$0.75	$0.86

Weighted average shares outstanding(3):
Basic	200,846,400	182,885,700	174,767,795	177,733,503	166,015,238	167,995,517	165,391,500

Diluted	209,257,550	190,231,700	182,165,661	186,394,962	173,325,110	175,799,120	171,626,084

The financial operating data below sets forth information we believe is useful for investors in evaluating our overall financial performance:

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(In thousands)
Other data:
EBITDA(4):
Risk Assessment
EBITDA	$222,088	$222,379	$208,791	$268,817	$287,050	$142,778	$156,469
Decision Analytics
EBITDA	124,648	152,708	162,278	240,623	305,837	140,316	166,963

EBITDA	$346,736	$375,087	$371,069	$509,440	$592,887	$283,094	$323,432

Purchases of fixed assets	$(32,941)	$(30,652)	$(38,694)	$(38,641)	$(59,829)	$(28,171)	$(36,532)
Net cash provided by operating activities	$248,521	$247,906	$326,401	$336,032	$375,721	$187,087	$187,435
Net cash used in investing activities	$(110,831)	$(130,466)	$(185,340)	$(243,689)	$(204,129)	$(172,586)	$(387,037)
Net cash provided by/(used in) financing activities	$(212,591)	$(107,376)	$(102,809)	$(108,787)	$(34,780)	$(18,078)	$105,331

The following table is a reconciliation of income from continuing operations to EBITDA(4):

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(In thousands)
Income from continuing operations	$154,963	$158,228	$126,614	$242,552	$282,758	$131,453	$147,932
Depreciation and amortization of fixed and intangible assets	65,661	64,872	71,199	68,126	78,619	39,492	45,508
Interest expense	22,928	31,316	35,265	34,664	53,847	24,500	33,762
Provision for income taxes	103,184	120,671	137,991	164,098	177,663	87,649	96,230

EBITDA	$346,736	$375,087	$371,069	$509,440	$592,887	$283,094	$323,432

The following table sets forth our consolidated balance sheet data:

	As of December 31,					As of June 30,
	2007	2008	2009	2010	2011	2011	2012
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$24,049	$33,185	$71,527	$54,974	$191,603	$51,970	$97,198
Total assets	830,041	928,877	996,953	1,217,090	1,541,106	1,408,089	1,853,343
Total debt(5)	438,330	669,754	594,169	839,543	1,105,886	1,025,162	1,256,178
Redeemable common stock(6)	1,171,188	749,539	—	—	—	—	—
Stockholders’ (deficit)/equity(7)	$(1,203,348)	$(1,009,823)	$(34,949)	$(114,442)	$(98,490)	$(144,440)	$46,682

(1)	During the second quarter of 2011, we reevaluated the probability of D2Hawkeye (now Verisk Health Solutions) and Strategic Analytics achieving the specified predetermined EBITDA and revenue targets for exceptional performance in fiscal year 2011 and reversed the contingent consideration related to these acquisitions. During the third quarter of 2010, we reevaluated the probability of TierMed achieving the specified predetermined EBITDA and revenue targets and reversed the contingent consideration related to this acquisition.

(2)	As of December 31, 2007, we discontinued operations of our claim consulting business located in New Hope, Pennsylvania and the United Kingdom. There was no impact of discontinued operations on the results of operations for the years ended December 31, 2008, 2009, 2010 and 2011.

(3)	In conjunction with our initial public offering (“IPO”), the stock of Insurance Services Office, Inc. converted to stock of Verisk Analytics, Inc, which effected a fifty-to-one stock split of its common stock. The numbers in the above table reflect this stock split.

(4)	EBITDA is the financial measure, which management uses to evaluate the performance of our segments. “EBITDA” is defined as net income before interest expense, provision for income taxes and depreciation and amortization of fixed and intangible assets. In the second quarter of 2012, we changed our definition of EBITDA such that it only reflects the definition noted and we no longer exclude investment income and realized (gain)/loss on securities, net, for all periods presented.

Although EBITDA is a non-GAAP financial measure, EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for an analysis of our results of operations or cash flow from operating activities reported under GAAP. Management uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

(5)	Includes capital lease obligations.

(6)	Prior to our corporate reorganization, we were required to record our Class A common stock and vested options at redemption value at each balance sheet date as the redemption of these securities was not solely within our control, due to our contractual obligations to redeem these shares. We classified this redemption value as redeemable common stock. After our IPO, we were no longer obligated to redeem these shares and therefore we reversed the redeemable common stock balance.

(7)	Subsequent to our corporate reorganization, share repurchases are recorded as treasury stock within stockholders’ (deficit)/equity, as we intend to reissue shares from treasury stock in the future. For the years ended December 31, 2011 and 2010, we repurchased $380.7 million and $422.3 million, respectively, of treasury stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following descriptions are summaries of various material terms of certain indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements and indentures to which each summary relates, copies of which are available upon request.

We had total debt, excluding capital lease obligations, of approximately $1,246.9 million at June 30, 2012. The debt at June 30, 2012 consisted primarily of our existing senior notes, and our credit facility and long-term facilities, each as described below, which we have used and expect to use in the future to finance our short-term working capital needs, stock repurchases, acquisition contingent payments and for acquisitions, in combination with cash from operations and other available resources.

Senior Notes

We have $450 million and $250 million aggregate principal amount outstanding of our 5.800% Senior Notes due 2021 (the “5.800% Notes”) and our 4.875% Senior Notes due 2019 (the “4.875% Notes”), respectively. The 5.800% Notes are due on May 1, 2021 and accrue interest at a rate of 5.800% per annum and the 4.875% Notes are due on January 15, 2019 and accrue interest at a rate of 4.875% per annum. Each series of existing senior notes is guaranteed by each of the guarantors that will guarantee the notes offered hereby. The existing senior notes contain substantially the same provisions as the notes offered hereby, including in respect of optional redemption, repurchase upon a change of control, and covenants placing limitations on liens and sale/leaseback transactions. The notes offered hereby constitute a new series of notes under the indenture governing the existing senior notes.

Our Revolving Credit Facility

We have a $725 million syndicated revolving credit facility (the “credit facility”) with Bank of America N.A., JPMorgan Chase N.A., Morgan Stanley, N.A., Wells Fargo Bank N.A., Sovereign Bank, RBS Citizens, N.A., Sun Trust Bank, The Northern Trust Company, and TD Bank. Borrowings may be used for general corporate purposes, including working capital, capital expenditures, acquisitions and share repurchase programs. This committed senior unsecured facility expires in October 2016. As of June 30, 2012, we had $150 million outstanding under the credit facility. At August 31, 2012, we had borrowings of approximately $500 million from our credit facility outstanding (which includes $380 million of borrowings incurred in connection with the acquisition of Argus, a portion of which we intend to repay with the proceeds of this offering) and we had available capacity of approximately $225 million.

Verisk and ISO are named as co-borrowers under the credit facility. The interest rates for Eurodollar borrowing under the credit facility are the applicable LIBOR plus 1.25% to 1.875%, depending upon our Consolidated Funded Debt Leverage Ratio, which is defined as the ratio of Consolidated Funded Indebtedness to rolling four-quarter Consolidated EBITDA, as such terms are defined in the credit agreement. A commitment fee on any unused balance is payable periodically and will range from 17.5 to 30 basis points based upon our Consolidated Funded Debt Leverage Ratio.

The credit facility contains certain customary financial and other covenants that, among other things, impose certain restrictions on indebtedness and liens. These covenants also place restrictions on mergers, asset sales, sale and leaseback transactions, payments of dividends during a default, cross defaults, and certain transactions with affiliates. The financial covenants under the credit agreement require a maximum Consolidated Funded Debt Leverage Ratio of 3.25x and a minimum Consolidated Interest Coverage Ratio of 3.0x, as such terms are defined in the credit agreement. To the extent the financial and lien covenants and guarantee provisions in our master shelf agreements are more favorable than those in the credit agreement, the credit agreement will be deemed amended to contain such more favorable covenants in the event any amounts are outstanding under any of our master shelf agreements. See “— Our Master Shelf Agreements” below. We were in compliance with all debt covenants under the credit facility as of June 30, 2012.

On September 4, 2012, we signed a commitment letter with the lead lenders and arrangers of the credit facility to syndicate an increase in the total commitments under the facility to $850 million, extend the maturity date to October 2017 and increase the maximum Consolidated Funded Debt Leverage Ratio from 3.25x to 3.5x. We can provide no assurance that we will obtain the proposed increase in commitments on these terms.

Our Master Shelf Agreements

We have long-term loan facilities under uncommitted master shelf agreements with New York Life Company, or New York Life, and Prudential Capital Group, or Prudential. As of June 30, 2012, the New York Life and Prudential facilities had borrowing capacities in the amounts of $30.0 million and $190.0 million, respectively. We had $85.0 million and $260.0 million aggregate principal amount of notes outstanding under the master shelf agreements with New York Life and Prudential, respectively at June 30, 2012. We also had $30.0 million and $25.0 million aggregate principal amount of notes outstanding as of June 30, 2012 under expired master shelf agreements with Aviva Investors North America Inc., or Aviva, and Principal Global Investors, LLC, or Principal, respectively.

The New York Life Master Shelf Agreement expires on March 16, 2013 and the Prudential Master Shelf Agreement expires on August 30, 2013. The Principal Master Shelf Agreement and the Aviva Master Shelf Agreement have each expired and as such we may no longer issue notes under these facilities.

The notes outstanding under these facilities mature over the next four years. Individual borrowings are made at a fixed rate of interest determined at the time of the borrowing and interest is payable quarterly. The weighted average rate of interest with respect to our outstanding borrowings under these facilities was 6.3% for the six months ended June 30, 2012. The uncommitted master shelf agreements contain certain covenants that limit our ability to create liens, enter into sale and leaseback transactions and consolidate, merge or sell assets to another company. To the extent the covenants and restrictions in our revolving credit facility are more favorable to the lenders than those in the master shelf agreements, the master shelf agreements are deemed amended to contain such more favorable provisions while our revolving credit facility remains effective. Our master shelf agreements are subject to financial covenants that require that, at the end of any fiscal quarter, we have a consolidated interest coverage ratio of at least 3.0 to 1.0 and a consolidated funded debt leverage ratio of no more than 3.0 to 1.0 during any period of four fiscal quarters. We were in compliance with all financial covenants under our master shelf agreements as of June 30, 2012.

Guarantees and Sharing Agreement

Our senior indebtedness under our credit facility and master shelf agreements was issued by ISO, our principal operating subsidiary, and is guaranteed by Verisk and each of the subsidiaries of ISO that guarantee the notes offered hereby. The trustee, on behalf of the noteholders of the existing senior notes, the lenders under our credit facility and the noteholders under our master shelf agreements are currently subject to a sharing agreement, which will also apply to the notes offered hereby by operation of the terms of the sharing agreement and the trustee’s joinder thereto. The trustee is required to be a party to the sharing agreement by the terms of our credit facility and master shelf agreements. The trustee’s joinder will terminate and cease to be in further effect upon the termination of the sharing agreement by the lenders under our credit facility and the noteholders under our master shelf agreements.

Under the terms of the sharing agreement among the lenders under our credit facility, the noteholders under our master shelf agreements and the trustee on behalf of the noteholders of the existing senior notes and, upon the completion of this offering, the notes offered hereby (collectively, the “Lenders”), upon the occurrence of any event of default under the credit facility, the master shelf agreements or the indenture governing the existing senior notes and the notes offered hereby (as supplemented by the respective supplemental indentures) (the “Agreements”) or the making of any demand by any Lender on any guarantor thereof (including Verisk, in the case of the credit facility and master shelf agreements, and our subsidiaries) in respect of the obligations evidenced by its respective guarantee (each, a “Trigger Event”), each Lender has agreed that (i) any payment of any kind which is received by such Lender on account of any of the obligations under the Agreements from or on behalf of any guarantor in respect of guarantees by such guarantor received (x) within 45 days prior to a Trigger Event or (y) on or following the occurrence of a Trigger Event, and (ii) any payment resulting from the exercise of set-off rights against ISO or any guarantor received (x) within 45 days prior to a Trigger Event or (y) on or following the occurrence of a Trigger Event (in the case of (i) and (ii), a “Shared Payment”), are to be distributed among the Lenders, together with any interest accrued thereon while held by such Lender, ratably in accordance with the respective obligations then held by each Lender. Prior to the distribution of any shared payment, each Lender shall hold all Shared Payments received by it in an interest bearing account for the benefit of all Lenders.

In addition, each Lender, to the extent it does not retain all or any portion of a Shared Payment, shall be deemed to have applied the amount not retained to the purchase of participations in such of the obligations under the Agreements owing to the other Lenders as is necessary to give effect to the provisions of the foregoing paragraph, provided that (i) if any such participations are purchased by such Lender and all or any part of the Shared Payment giving rise thereto is recovered or deemed a preferential or other voidable payment, whether by a trustee in bankruptcy or otherwise, such participations shall be rescinded to the extent of such recovery, without interest, in accordance with the terms of the sharing agreement and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of the obligations under the Agreements held by it to any assignee or participant, other than Verisk, ISO or any subsidiary or affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Lender has agreed to use its best efforts to provide each other Lender timely written notice of any Trigger Event arising under the Agreements to which such Lender is a party. Each Lender shall give a notice of Shared Payment to each other Lender immediately upon such Lender’s receipt of a Shared Payment unless a Trigger Event has not then occurred, or such Lender is not aware that a Trigger Event has occurred, in either of which events, such Lender shall give such notice at such time as such Lender shall first become aware that Trigger Event has occurred.

DESCRIPTION OF NOTES

The following description of notes should be read together with the description set forth in the accompanying prospectus under the heading “Description of Debt Securities and Guarantees of Debt Securities.” In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

The description of notes in this prospectus supplement and the description of debt securities and guarantees of debt securities in the accompanying prospectus is only a summary and is intended to be a useful overview of the material provisions of the notes and the Indenture (as defined below), but is not intended to be comprehensive. Since this description of notes is only a summary of the specific terms of the notes offered hereby, you should refer to the Indenture, including the supplemental indenture relating to the notes, for a complete description of our obligations and your rights thereunder.

The notes are a series of “senior debt securities” as described in the accompanying prospectus. We will issue the notes under the base indenture dated as of April 6, 2011 between Verisk Analytics, Inc. (“Verisk”), as issuer, the Guarantors (as defined below), as guarantors of the notes, and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture to be dated                    , 2012 relating to the notes offered hereby (as so supplemented, the “Indenture”). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by referencing the Trust Indenture Act of 1939. We have filed a copy of the base indenture on Form 8-K on April 6, 2011, and we will file the supplemental indenture relating to the notes on Form 8-K in connection with this offering, each of which is incorporated by reference in the registration statement of which the accompanying prospectus is a part.

We may at any time, without notice to or the consent of the holders of the notes, issue an unlimited principal amount of additional notes having identical terms and conditions as the notes, other than the issue date, issue price and, in some cases, the first interest payment date. We will be permitted to issue such additional notes only if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any additional notes will be part of the same issue as the notes offered hereby and will vote on all matters with the holders of the notes.

When we refer to “we,” “us,” “our” or “the Company” in this section, we refer only to Verisk and not our subsidiaries. Unless otherwise defined in this section below, capitalized terms used in this “Description of Notes” section are defined under “Description of Debt Securities and Guarantees of Debt Securities — Definitions” in the accompanying prospectus.

General

The notes will be our senior unsecured and unsubordinated indebtedness and will rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness. Because the notes will not be secured, they will be effectively subordinated to any future secured indebtedness we incur to the extent of the value of the collateral securing that indebtedness. The notes will be limited to $        aggregate principal amount in this offering. The notes will be issued in the form of one or more fully registered global securities, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on                      (such date referred to as the “stated maturity date”) unless earlier redeemed by us, and upon surrender will be repaid at 100% of the principal amount thereof.

The notes will bear interest at the rate of    % per annum from                     , 2012, or from the most recent interest payment date to which interest has been paid or provided for. Interest on the notes shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on the notes will be payable semi-annually on each                     and                     (each such date is referred to as an “interest payment date”), beginning on                     , 2013, until the principal amount has been paid or made available for payment, to holders of notes at the close of business on the                     or                     , as the case may be, immediately preceding the applicable interest payment date (each such date is referred to as an “interest record date”). If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

Guarantees

Payment of the principal of (and premium, if any, on) and interest on the notes, and all other amounts due under the Indenture, will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis, jointly and severally, by each of our subsidiaries that guarantee the indebtedness under our senior credit facility or any amendment, refinancing or replacement thereof, which currently includes Insurance Services Office, Inc. (“ISO”), Xactware Solutions, Inc., ISO Services, Inc., ISO Claims Services, Inc., AIR Worldwide Corporation, Interthinx, Inc., Verisk Health, Inc. and Verisk Health Solutions, Inc. (the “Guarantors”). The guarantees of the senior notes will rank equally and ratably in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the guarantors, and senior in right of payment to all future subordinated indebtedness of the guarantors. Because the guarantees of the notes will not be secured, such guarantees will be effectively subordinated to any existing and future secured indebtedness of the applicable guarantor to the extent of the value of the collateral securing that indebtedness. As of June 30, 2012, the Guarantors had senior indebtedness of approximately $558.7 million (excluding intercompany balances). For more detail regarding our consolidated indebtedness, see “Capitalization.”

The trustee, on behalf of the holders of our existing senior notes, is a party to a sharing agreement among the lenders under our revolving credit facility and the noteholders under our master shelf agreements, which, upon completion of the offering, will also apply to the holders of the notes offered hereby. See “Description of Certain Indebtedness — Guarantees and Sharing Agreement.”

If any subsidiary of the Company that is not a guarantor of the notes shall, after the date of the Indenture, become a guarantor under our senior credit facility or any amendment, refinancing or replacement thereof, then such subsidiary will be required to execute a supplemental indenture on a substantially concurrent basis, joining as a guarantor of the notes.

In addition to the events of termination described under the caption “Description of Debt Securities and Guarantees of Debt Securities — Guarantees” in the accompanying prospectus, the guarantee of a guarantor of the notes will be released at such time as such guarantor shall cease to guarantee the indebtedness under our senior credit facility or any amendment, refinancing or replacement thereof.

Optional Redemption

The notes will be redeemable, at our option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days’ notice. Upon redemption of the notes, we will pay a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus         basis points, provided that the principal amount of a note remaining outstanding after redemption in part will be $2,000 or an integral multiple of $1,000 in excess thereof;

in each case, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. If the date of redemption is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the note is registered at the close of business on such interest record date, and no additional interest is payable to holders whose notes will be subject to redemption by us.

For purposes of this “— Optional Redemption” section, the following terms have the following meanings:

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the Reference Treasury Dealer Quotations for that date of redemption.

“Independent Investment Banker” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors and two other nationally recognized investment banking firms that are primary U.S. Government securities dealers specified from time to time by us so long as the entity is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that date of redemption, after excluding the highest and lowest of such quotations, unless we obtain fewer than four such quotations, in which case the average of all of such quotations.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption therefor; provided, however, that, if that date of redemption is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that date of redemption.

“Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third Business Day immediately preceding that date of redemption, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

Notice of any redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the date of redemption to each holder of notes to be redeemed. If less than all the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee not more than 60 days before the date of redemption by such method as the trustee deems fair and appropriate in accordance with the procedures of the Depository Trust Company (“DTC”). Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or portions thereof called for redemption.

Except as described above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture or applicable law.

Ranking

The notes will be senior unsecured and unsubordinated indebtedness and will rank equally with all of our existing and future senior unsecured and unsubordinated indebtedness. However, the notes are structurally subordinated to the indebtedness of any of our subsidiaries that do not guarantee the notes and will be effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such indebtedness. The guarantees of the senior notes will rank equally and ratably in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the guarantors, and senior in right of payment to all future subordinated indebtedness of the guarantors. Because the guarantees of the notes will not be secured, such guarantees will be effectively subordinated to any existing and future secured indebtedness of the applicable guarantor to the extent of the value of the collateral securing that indebtedness.

As of June 30, 2012, our non-guarantor subsidiaries had approximately $193.9 million of outstanding liabilities to third parties, all of which would effectively rank senior to the notes.

Change of Control

If a Change of Control Repurchase Event occurs, unless we have exercised our right to redeem all of the notes as described under “— Optional Redemption” above, each holder will have the right to require us to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any notes that remain outstanding shall have a denomination of $2,000 or integral multiples of $1,000 in excess thereof.

Within 30 days following any Change of Control Repurchase Event, unless we have exercised our right to redeem all of the notes as described under “— Optional Redemption” above, we will mail a notice (the “Change of Control Offer”) by first-class mail to each holder, with a copy to the trustee, stating:

•

that such Change of Control Repurchase Event has occurred and that such holder has the right to require us to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant interest record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”);

•

the date of repurchase (which shall be no earlier than 30 days nor later than 60 days from the date the Change of Control Offer is mailed, other than as may be required by law) (the “Change of Control Payment Date”);

•	the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased; and

•

if the notice is mailed prior to the date of consummation of the Change of Control, that the Change of Control Offer is conditioned upon the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•

accept for payment all notes or portions of notes (equal to $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not properly withdrawn pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

•

deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased by us.

The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each such new note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such interest record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit the holders to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make the Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and repurchases all notes validly tendered and not withdrawn under the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 in connection with the repurchase of notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations described in the indenture by virtue of the conflict.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

Our ability to repurchase notes pursuant to the Change of Control Offer may be limited by a number of factors. Certain events that may constitute a change of control under the indebtedness of our subsidiaries and cause a default under the agreements related to such indebtedness may not constitute a Change of Control Repurchase Event under the indenture. Future indebtedness of ours and our subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control Repurchase Event or require such indebtedness to be repurchased upon a Change of Control Repurchase Event. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if a Change of Control Repurchase Event itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors — Risks Relating to the Notes — We may be unable to purchase the notes upon a change of control.”

Even if sufficient funds were otherwise available, the terms of our or our subsidiaries’ future indebtedness may prohibit our prepayment of the notes before their scheduled maturity. Consequently, if we or our subsidiaries are not able to prepay our respective senior indebtedness and any such other indebtedness containing similar restrictions or obtain requisite consents, we will not be able to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control Repurchase Event, resulting in a default under the indenture. A default under the Indenture will result in a cross-default under our or our subsidiaries’ other senior indebtedness.

The Change of Control Repurchase Event provisions described above may deter certain mergers, tender offers and other takeover attempts involving us by increasing the capital required to effectuate such transactions. The definition of “Change of Control” below includes a disposition of all or substantially all of our property and assets and our subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether or not a Change of Control, and thus a Change of Control Repurchase Event, has occurred and whether or not a holder of notes may require us to make an offer to repurchase the notes as described above. The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in principal amount of the outstanding notes.

In 2009, a Delaware Chancery Court interpreted a definition similar to “Continuing Directors” below and found that, under Delaware law, for purposes of such definition, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. If a New York court were to adopt a similar interpretation under New York law, the foregoing interpretation would permit our board of directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger your right to require us to repurchase your notes as described above.

For purposes of this “Change of Control” section, the following terms have the following meanings:

“Change of Control” means:

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” or “group” of related Persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that such Person or group shall be deemed to have “beneficial ownership” of all shares that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of our Voting Stock (for the purposes of this clause, such Person or group shall be deemed to beneficially own any of our Voting Stock held by a parent entity if such Person or group is the “beneficial owner,” directly or indirectly, of a majority of the voting power of the Voting Stock of such parent entity); or

•

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merge with or into us, in any such event pursuant to a transaction in which any our outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

•	the first day on which a majority of the members of our board of directors, as applicable, cease to be Continuing Directors; or

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than to us or one of our subsidiaries; or

•	the adoption by our stockholders of a plan or proposal for our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b) immediately following that transaction, (1) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (2) no Person or group is the beneficial owner, directly or indirectly, of more than a majority of the Voting Stock of the holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Decline.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the closing date of this offering or (b) was nominated for election or elected to our board of directors with the approval of a majority of the Continuing Directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means BBB- or higher by S&P and Baa3 or higher by Moody’s, BBB- or higher by Fitch and BBB- or the equivalent of such ratings by S&P, Fitch or Moody’s, if S&P, Fitch or Moody’s shall not make a rating on the notes publicly available, another Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of S&P, Fitch and Moody’s or, to the extent S&P, Fitch or Moody’s do not make a rating on the notes publicly available, a “nationally recognized statistical rating organization” (as such term is defined in Section 3(a)(62) of the Exchange Act) or “organizations”, as the case may be, selected by us (as certified by a resolution of our board of directors), which shall be substituted for S&P, Fitch or Moody’s, as the case may be.

“Rating Decline” means the notes are rated below Investment Grade by all of the Rating Agencies on any date during the period from the date 60 days prior to the first public notice of an arrangement that could result in a Change of Control until the end of the 60 day period following the consummation of such Change of Control (which period will be extended following the consummation of such Change of Control for so long as any Rating Agency has publicly announced that it is considering a possible downgrade in its rating of the notes).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person. With respect to Verisk, references in the foregoing to “Voting Stock” shall refer to the our Class A Common Stock, par value $0.001 per share.

Certain Covenants

In addition to the terms set forth under the caption “Description of Debt Securities and Guarantees of Debt Securities” in the accompanying prospectus, the Indenture will contain the following covenants in respect of the series of notes offered hereby.

Limitations on Liens

We will not, and will not permit any of our subsidiaries to, create, assume, incur or permit to exist any Lien on any of its or such subsidiaries’ property or assets, whether owned on the date of issuance of the notes or thereafter acquired, or upon any income or profits therefrom, in order to secure any of its indebtedness or that of its subsidiaries, unless the notes are at least equally and ratably secured with such secured indebtedness (together with, if we so determine, any other Indebtedness of or guaranty by us or such subsidiary then existing or thereafter created that is not subordinated to the notes) for so long as such other indebtedness is so secured; provided, however, that the above restrictions shall not apply to the following (the “Permitted Liens”):

(1) Liens on property or other assets of any Person existing at the time such Person becomes a subsidiary, provided that such Lien was not incurred in anticipation of such Person becoming a subsidiary;

(2) Liens in respect of Permitted Subsidiary Acquisition Indebtedness; provided that (i) each such Lien (A) shall be created substantially simultaneously with the acquisition of the related property or properties or (B) shall have existed on any property of a Person (1) at the time such Person becomes a subsidiary of or is merged with or into us or our subsidiary or (2) at the time a subsidiary acquires such property from such Person, and, in the case of each of the foregoing clauses (1) and (2), such Lien shall not have been created in contemplation of such acquisition, and (ii) no such Lien at any time shall encumber any property or properties other than the related property or properties financed by such Permitted Subsidiary Acquisition Indebtedness and the proceeds thereof;

(3) Liens on property or assets to secure any indebtedness incurred prior to, at the time of, or within 270 days after, the acquisition of such property or in the case of real property, the completion of construction, the completion of improvements or the beginning of substantial commercial operation of such real property for the purpose of financing all or any part of the purchase price of such real property, the construction thereof or the making of improvements thereto;

(4) Liens in our favor or in favor of any guarantor of the notes;

(5) Liens existing on the date of issuance of the notes;

(6) Liens on property or other assets of a Person existing at the time the Person is merged into or consolidated with us or any of our subsidiaries or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to either us or any of our subsidiaries provided that such Lien was not incurred in anticipation of the merger or consolidation or sale, lease or other disposition;

(7) extensions, renewals or replacements (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to above without increase of the principal of the indebtedness (plus any premium or fee payable in connection with any such extension, renewal or replacement) secured by the Lien; provided, however, that any Permitted Liens shall not extend to or cover any of our or our subsidiaries’ property, as the case may be, other than the property specified in the foregoing clauses and improvements to this property; and

(8) Liens arising in connection with trade letters of credit issued for our account or the account of a subsidiary securing the reimbursement obligations in respect of such letters of credit, provided, that such Liens encumber only the property being acquired through payments made under such letters of credit or the documents of title and shipping and insurance documents relating to such property.

Notwithstanding the foregoing, we and any of our subsidiaries may create, assume, incur or guarantee indebtedness secured by a Lien without equally and ratably securing the notes; provided that at the time of such creation, assumption, incurrence or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the sum of (a) the aggregate amount of all outstanding indebtedness secured by Liens other than Permitted Liens, and (b) the Attributable Debt of all of our and our subsidiaries’ Sale/Leaseback Transactions (as defined below) permitted by the third paragraph under “Limitation on Sale/Leaseback Transactions” below) does not at such time exceed 7.5% of Consolidated Total Assets.

Limitation on Sale/Leaseback Transactions

We will not, and will not permit any of our subsidiaries to, enter into any “Sale/Leaseback Transaction” (as defined below) with respect to any real or personal property, whether now owned or hereafter acquired by us or any of our subsidiaries, unless:

(a) we or such subsidiary would, at the time of entering into such arrangement, be able to incur indebtedness secured by a Lien on the property involved in the transaction at least equal in amount to the Attributable Debt with respect to such sale/leaseback transaction, without equally and ratably securing the notes under the covenant described in “— Limitation on Liens” above; or

(b) the net proceeds of the sale of the property to be leased are at least equal to such property’s fair market value, as determined by our board of directors, and the proceeds are applied within 270 days of the effective date of the sale/leaseback transaction to the purchase, construction, development or acquisition of assets or to the repayment of any of our indebtedness that ranks equally with the notes or any indebtedness of our subsidiaries.

This restriction does not apply to sale/leaseback transactions:

•	entered into prior to the date of issuance of the notes;

•	between us and any wholly-owned subsidiary, or between wholly-owned subsidiaries;

•	involving leases for a period of no longer than three years; or

•

in which the lease for the property or asset is entered into within 180 days after the date of acquisition, completion of construction or commencement of full operations of such property or asset, whichever is latest.

A “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby either we transfer, or any of our subsidiaries transfers, such property to a Person and either we or any of our subsidiaries leases it back from such Person.

Notwithstanding the restrictions outlined in the preceding paragraphs, we and our subsidiaries will be permitted to enter into Sale/Leaseback Transactions that would otherwise be subject to such restrictions, without complying with the requirements of clauses (a) and (b) above, if, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale/Leaseback Transactions existing at such time that could not have been entered into except for the provisions described in this paragraph, together with the aggregate amount of all outstanding indebtedness secured by Liens permitted under the last paragraph under “— Limitation on Liens” above, does not exceed 7.5% of Consolidated Total Assets.

Defaults

In addition to the Events of Default listed under the caption “Description of Debt Securities and Guarantees of Debt Securities — Events of Default” in the accompanying prospectus, the following will constitute an “Event of Default” under the Indenture in respect of the series of notes offered hereby:

(a) a failure to make any payment at maturity, including any applicable grace period, on any of our or a guarantor’s indebtedness in an amount in excess of $25 million and continuance of this failure to pay or (b) a default on any of our or any guarantor’s indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $25 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, for a period of, in the case of clause (a) or (b) above, 30 days or more after written notice thereof to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of such series; provided, however, that if the failure, default or acceleration referred to in clause (a) or (b) above shall cease or be cured, waived, rescinded or annulled, then the event of default shall be deemed cured.

Definitions

For purposes of this “Description of Notes” section, the following terms have the following meanings:

“Attributable Debt” means, when used in connection with a sale/leaseback transaction, at the time of determination, the lesser of:

•	the fair value of such property (as determined in good faith by our board of directors); and

•

the present value of the total net amount of rent required to be paid under the lease related to such property during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease, compounded semiannually as determined by Verisk’s principal accounting or financial officer.

“Consolidated Total Assets” means the total assets of the Company and its consolidated subsidiaries, as set forth on our most recent consolidated balance sheet, as determined under GAAP.

“default” means any event that is, or after notice or passage of time or both would be, an Event of Default under the Indenture.

“GAAP” means with respect to any computations required or permitted under the Indenture, generally accepted accounting principles in effect in the United Sates as in effect from time to time; provided, however if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“indebtedness” means, with respect to any Person, obligations (other than Nonrecourse Obligations) of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments.

“Lien” means a mortgage, security interest, pledge, lien, charge or other encumbrance.

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (a) the acquisition of assets not previously owned by the Company or any of its subsidiaries or (b) the financing of a project involving the development or expansion of its properties or those of any of our subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any of its subsidiaries, or any of our assets or those of any of our subsidiaries other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Permitted Subsidiary Acquisition Indebtedness” means indebtedness of any subsidiary of the Company which is:

(a) owed by any Person at the time (i) such Person becomes a subsidiary of or is merged with or into the Company or a subsidiary of the Company or (ii) a subsidiary acquires any property from such Person and which indebtedness is expressly assumed by such subsidiary at the time of such acquisition; provided that (A) such indebtedness was not created, incurred, or assumed by such Person or such subsidiary in contemplation of such acquisition, (B) in the event such indebtedness shall be guaranteed, such guarantee shall be unsecured and shall be given by ISO and/or the Company, and (C) the principal amount of such indebtedness shall not be increased at any time after it is first acquired or assumed, as applicable, or

(b) incurred by such subsidiary to finance or to refinance such acquisition; provided that (i) such indebtedness shall be incurred substantially simultaneously with the consummation of such acquisition, (ii) the principal amount of such indebtedness incurred in connection with such acquisition shall not be increased at any time after it is first incurred, (iii) the principal amount of such indebtedness (together with any accrued interest thereon and closing costs relating thereto) shall at no time exceed one hundred percent (100%) of the original purchase price of such acquisition, and (iv) in the event such indebtedness shall be guaranteed, such guarantee shall be unsecured and shall be given by ISO and/or the Company.

“subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more subsidiaries of such Person or (c) one or more subsidiaries of such Person.

Additional Information

See “Description of Debt Securities and Guarantees of Debt Securities” in the accompanying prospectus for additional important information about the notes, including, general information about the indenture, amendments and waivers to the indenture and the notes, permissible transfer and exchange of the notes, defeasance, the governing law of the indenture and the notes, the trustee, book-entry delivery and settlement of the notes, including settlement through Euroclear and Clearstream, as well as a description of additional restrictions and covenants and the events of default under the indenture.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences of owning and disposing of notes purchased in this offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public, and held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and differing tax consequences applicable to you if you are, for instance:

•	a financial institution;

•	a regulated investment company;

•	a dealer or trader in securities;

•	holding notes as part of a “straddle” or integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a partnership for U.S. federal income tax purposes; or

•	a tax-exempt entity.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of each of your partners will generally depend on the status of the partner and your activities.

This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not discuss any aspect of state, local, or non-U.S. taxation, any federal taxes other than income taxes, or the potential application of the Medicare contribution tax. If you are considering the purchase of notes, you should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Payments of Interest

Stated interest on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, the notes’ principal amount exceeds the issue price by at least a de minimis amount, as determined under applicable Treasury Regulations, you will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Certain Additional Payments

We will be required to make payments of additional amounts if we repurchase all or a portion of the notes upon the occurrence of a Change of Control Repurchase Event, as described under “Description of Notes — Change of Control.” We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a position contrary to that described above, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the notes would be treated as ordinary income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your adjusted tax basis in the note. Your adjusted tax basis in a note will equal the cost of your note. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which are treated as described under “Payments of Interest” above. Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale or other taxable disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes unless you are an exempt recipient. You will be subject to backup withholding on these payments in respect of your notes unless you provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-United States Holders

This section applies to you if are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate of trust.

You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States, in which case you should consult your tax adviser regarding the U.S. federal income tax consequences of owning and disposing of a note.

Payments on the Notes

Payments of principal and interest on the notes will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

•	you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership;

•	you certify on a properly executed IRS Form W-8BEN, under penalties of perjury, that you are not a United States person; and

•	it is not effectively connected with your conduct of a trade or business in the United States as described below.

If you cannot satisfy one of the first three requirements described above and interest on the notes is not effectively connected with your conduct of a trade or business in the United States as described below, payments of interest on the notes will be subject to withholding tax at a rate of 30%, subject to an applicable treaty providing otherwise.

Sale or Other Taxable Disposition of the Notes

You generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale, redemption or other taxable disposition of notes, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below, provided however that any amounts attributable to accrued but unpaid interest will be treated as described above under “Payments on the Notes.”

Effectively Connected Income

If interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us, the guarantors and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the guarantors have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may re-allow, a discount not in excess of     % of the principal amount of the notes to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Per note		%
Total	$

The expenses of the offering, not including the underwriting discount, are estimated at $         million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about                    , 2012, which will be the          business day following the date of this prospectus supplement (such settlement being referred to as “T+    ” ). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We and the guarantors have agreed that we and the guarantors will not, through and including the business day following the closing of this offering, without first obtaining the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Certain affiliates of the underwriters will receive some of the net proceeds from this offering, and are deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Because of the manner in which the net proceeds from this offering will be used, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are lenders under our revolving credit facility. In addition, an affiliate of J.P. Morgan Securities LLC acts as syndications agent under the facility, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as administrative agent, swing line lender and L/C issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC act as joint lead arrangers and joint book managers under the facility. The net proceeds of this offering will be used to pay down a portion of the indebtedness under the facility. Further, in connection with our acquisition of Argus, Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as financial advisor to Argus.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters with respect to the legality of the notes offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is representing the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus supplement some of the information included in the registration statement. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until all of the notes are sold. The following documents filed with the SEC are incorporated by reference into this prospectus supplement:

•

our annual report on Form 10-K for the year ended December 31, 2011 (including information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A filed with the SEC on April 2, 2012);

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012; and

•	our Current Reports on Form 8-K or 8-K/A filed on January 11, 2012, March 23, 2012, March 30, 2012, May 16, 2012, May 31, 2012, August 8, 2012, August 31, 2012 and September 5, 2012.

Any statement made in this prospectus supplement, the prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference in this prospectus supplement through us or from the SEC through the SEC’s Internet site at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus supplement. You should direct requests for those documents to Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686, Attention: Investor Relations (telephone: (201) 469-2142). The incorporated materials may also be found on the Investor Relations portion of our website at investor.verisk.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or the registration statement.

PROSPECTUS

VERISK ANALYTICS, INC.

Class A Common Stock

Preferred Stock

Debt Securities

Guarantees of Debt Securities

Rights to Purchase Class A Common Stock

Warrants to Purchase Debt Securities

Units

INSURANCE SERVICES OFFICE, INC.

ISO STAFF SERVICES, INC.

XACTWARE SOLUTIONS, INC.

ISO SERVICES, INC.

ISO CLAIMS SERVICES, INC.

AIR WORLDWIDE CORPORATION

INTERTHINX, INC.

VERISK HEALTH, INC.

D2HAWKEYE, INC.

Guarantees of Debt Securities

Verisk Analytics, Inc. and/or its selling stockholders, as applicable, may offer from time to time Class A common stock, preferred stock, debt securities, guarantees of debt securities, rights to purchase Class A common stock, warrants to purchase debt securities and units consisting of any of the foregoing securities. Selling stockholders of Verisk Analytics, Inc. may offer from time to time Class A common stock.

This prospectus also relates to guarantees of debt securities by any of the subsidiaries identified in this prospectus. Each of the securities registered hereby will be issued on terms to be determined at the time of the offering of such securities. This prospectus will allow us to issue securities over time.

We will provide a prospectus supplement each time we any/or any selling stockholders sell securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our Class A common stock is listed for trading on the NASDAQ Global Select Market under the symbol “VRSK.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 16 of our annual report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein, and “Risk Factors” in any prospectus supplement.

We and/or our selling stockholders, as applicable, may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2011.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “we,” “us,” and “our” refer to Verisk Analytics, Inc. and its consolidated subsidiaries. We use the term “Verisk” to refer specifically to Verisk Analytics, Inc. as the public reporting company.

VERISK ANALYTICS, INC.

Verisk Analytics, Inc., through its subsidiaries, is the largest aggregator and provider of detailed actuarial and underwriting data pertaining to United States, or U.S., property and casualty, or P&C, insurance risks and offers solutions for detecting fraud in the U.S. P&C insurance, healthcare and mortgage industries, and sophisticated methods to predict and quantify loss in diverse contexts ranging from natural catastrophes to health insurance.

Verisk was incorporated under the laws of Delaware in 2008 and became a publicly reporting company after its initial public offering in October 2009.

THE SUBSIDIARY REGISTRANTS

Verisk is a holding company and its most significant assets are the stock interests of its subsidiaries. The following subsidiaries, each of which is a wholly-owned direct or indirect subsidiary of Verisk, may guarantee debt securities of Verisk:

•	Insurance Services Office, Inc.

•	ISO Staff Services, Inc.

•	Xactware Solutions, Inc.

•	ISO Services, Inc.

•	ISO Claims Services, Inc.

•	AIR Worldwide Corporation

•	Interthinx, Inc

•	Verisk Health, Inc.

•	D2Hawkeye, Inc.

If so provided in a prospectus supplement or term sheet, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain limitations.

Our principal executive offices are located at 545 Washington Boulevard, Jersey City, New Jersey, 07310-1686 and our telephone number is (201) 469-2000. We maintain a website at www.verisk.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we and/or our selling stockholders, as applicable, may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or any selling stockholders may offer. Each time we and/or any selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Verisk files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Verisk files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information Verisk files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Verisk files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

(a)  Verisk’s Annual Report on Form 10-K for the year ended December 31, 2010, except for Item 8, which has been superseded by our Current Report on Form 8-K filed on March 29, 2011;

(b)  Verisk’s Definitive Proxy Statement filed on April 28, 2010; and

(c)  Verisk’s Current Reports on Form 8-K filed on February 24, 2011 and March 29, 2011.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686, Attention: Investor Relations (telephone: (201) 469-2142). The incorporated materials may also be found on the Investor Relations portion of our website at investor.verisk.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

We have made or incorporated by reference statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus or the documents incorporated by reference herein that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” beginning on page 16 of Verisk’s annual report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference herein, and the “Risk Factors” included in any prospectus supplement. You should specifically consider the numerous risks outlined under “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which could include repayments of outstanding debt, and for business acquisitions or investments.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated. The ratios have been calculated based upon earnings from continuing operations before fixed charges and taxes on income. Fixed charges include interest and an estimate of the portion of minimum rentals that represents interest.

For the Fiscal Years Ended
December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006
8.9x	6.2x	7.0x	8.0x	8.8x

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,200,000,000 shares of Class A common stock, par value $0.001 per share, 800,000,000 shares of Class B common stock, par value $0.001 per share, sub-divided into the following two series of Class B common stock: (1) 400,000,000 shares of Class B (Series 1) common stock and (2) 400,000,000 shares of Class B (Series 2) common stock, and 80,000,000 shares of preferred stock, par value $0.001 per share.

The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the descriptions are qualified by reference to those documents. Please refer to the more detailed provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are filed with the Securities and Exchange Commission as exhibits to our registration statement and applicable law.

Common Stock

Voting Rights

Holders of our common stock have the sole right and power to vote on all matters on which a vote of stockholders is to be taken, except as provided by statute or resolution of our board of directors in connection with the issuance of preferred stock in accordance with our Amended and Restated Certificate of Incorporation. The holders of Class A common stock and Class B common stock generally have identical rights, except that only holders of Class A common stock are entitled to vote on the election of Class A directors and only holders of Class B common stock are entitled to vote on the election of Class B directors.

Until the earlier of (a) October 6, 2011 or (b) the date on which there are no shares of Class B common stock issued and outstanding, the amendment of certain of the provisions in our amended and restated certificate of incorporation will require the affirmative vote of at least two-thirds of the votes cast thereon by the outstanding shares of each of the Class A common stock and the Class B common stock, voting separately as a class. These provisions include certain of the limitations described below under “— Dividend Rights”, “— Liquidation Rights”, “— Transfer Restrictions”, “— Conversion”, “— Beneficial Ownership Limitations” and “Anti-Takeover Effects of Delaware Law — Staggered Boards.” From and after the earlier of the events described above, the amendment of the provisions described below under “— Beneficial Ownership Limitations” in our amended and restated certificate of incorporation will require the affirmative vote of at least two-thirds of the voting power of the outstanding shares of common stock.

Dividend Rights

Our Class A common stock and Class B common stock will share equally (on a per share basis) in any dividend declared by our board of directors, subject to any preferential or other rights of any outstanding preferred stock and to the distinction that any stock dividends will be paid in shares of Class A common stock to the holders of our Class A common stock and in shares of Class B common stock to the holders of our Class B common stock.

Liquidation Rights

Upon liquidation, dissolution or winding up, our Class A common stock and Class B common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Transfer Restrictions

Shares of our Class B (Series 1) common stock are not transferable until April 6, 2011. Shares of our Class B (Series 2) common stock are not transferable until October 6, 2011. The above described limitations on transfer are, however, subject to the following exceptions:

•	any transfer to us by any person or entity;

•	any transfer of any shares of Class B common stock of either series to any other holder of Class B common stock or its affiliate;

•	any transfer of any shares of Class B common stock of any applicable series to an affiliate of such holder; and

•

any transfer by a holder of Class B common stock to any person that succeeds to all or substantially all of the assets of such holder, whether by merger, consolidation, amalgamation, sale of substantially all assets or other similar transactions.

Our board of directors may approve exceptions to the limitation on transfers of our Class B common stock in their sole discretion, in connection with the sale of such Class B common stock in a public offering registered with the Securities and Exchange Commission or in such other limited circumstances as our board of directors may determine. Any Class B common stock sold to the public will first be converted to Class A common stock.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock. On April 6, 2011, each share of Class B (Series 1) common stock shall convert automatically, without any action by the holder, into one share of Class A common stock. On October 6, 2011, each share of Class B (Series 2) common stock shall convert automatically, without any action by the holder, into one share of Class A common stock. The conversion rate applicable to any conversion of shares of our Class B common stock shall always be one-to-one (i.e., one share of Class B common stock will, upon transfer, be converted into one share of Class A common stock).

Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

No conversions of shares of Class B common stock will be effected prior to the expiration of the transfer restrictions described under “— Transfer Restrictions,” although our board of directors may make exceptions to such transfer restrictions, including in connection with a registered public offering of our Class A common stock, such as the transaction described in this prospectus.

Beneficial Ownership Limitations

Our amended and restated certificate of incorporation prohibits any insurance company from beneficially owning more than ten percent of the aggregate outstanding shares of our common stock. If any transfer is purportedly effected which, if effected, would result in a violation of this limitation, the intended transferee will acquire no rights in respect of the shares in excess of this limitation, and the purported transfer of such number of excess shares will be null and void. In this context an insurance company means any insurance company whose primary activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies or any other entity controlling, controlled by or under common ownership, management or control with such insurer or reinsurer.

Preferred Stock

The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any of the preferred stock.

Anti-Takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Advance Notice of Proposals and Nominations

Our bylaws establish advance notice procedures with regard to stockholders’ proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of its stockholders. These procedures provide that notice of such stockholders’ proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Limits on Written Consents

Our amended and restated certificate of incorporation prohibits stockholder action by written consent.

Limits on Special Meetings

Our amended and restated certificate of incorporation and bylaws provide that special meetings of the stockholders may be called by our board of directors, the chairman of the board, the Chief Executive Officer, the President or our Secretary.

Staggered Boards

Our board of directors is divided into three classes serving staggered terms. The number of directors will be fixed by our board of directors, subject to the terms of our amended and restated certificate of incorporation. Until the earlier of (a) October 6, 2011, or (b) the date on which there are no shares of Class B common stock issued and outstanding, our board of directors will consist of between 11 and 13 directors, and will be comprised as follows:

•	between eight to ten Class A directors; and

•	three Class B directors.

Vacancies on our board of directors among the Class A directors will be filled by a majority of the remaining Class A directors and vacancies among the Class B directors will be filled by a majority of the remaining Class B directors.

From and after the earlier of the events described above, there will no longer be Class B directors, and each director will be elected for a three-year term by the holders of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of the directors.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “VRSK.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

The following description of the terms of the debt securities provides certain general terms and provisions of the debt securities and any related guarantees to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the debt securities offered and the extent, if any, to which the general provisions apply to the debt securities.

Verisk Analytics, Inc. (“Verisk” or the “Issuer”) may issue senior debt securities under an indenture to be entered into between Verisk, as issuer, any of the wholly-owned subsidiaries of Verisk named below, as guarantors, and Wells Fargo Bank, National Association, as trustee (the “Senior Notes Indenture” ). In addition, Verisk may issue subordinated debt securities under an indenture to be entered into between Verisk, as issuer, any of the wholly-owned subsidiaries of Verisk named below, as guarantors, and Wells Fargo Bank, National Association, as trustee (the “Subordinated Notes Indenture” and together with the Senior Notes Indenture, the “Indentures” and each an “Indenture”).

Forms of the Indentures are filed as exhibits to the registration statement to which this prospectus relates. The following summary of the Indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indentures. Numerical references in parentheses below are to sections in the relevant Indenture.

General

The debt securities will be unsecured general obligations of the Issuer and will constitute either senior or subordinated debt of the Issuer. Each Indenture provides that debt securities may be issued from time to time in one or more series. The Issuer may authorize the issuance and provide for the terms of a series of debt securities pursuant to a supplemental indenture or pursuant to a resolution of its Board of Directors, any duly authorized committee of the Board of Directors or any committee of officers or other representatives of the Issuer duly authorized by the Board of Directors for this purpose. The Indentures do not limit or otherwise restrict the amount of indebtedness which may be issued in accordance with their terms or that may otherwise be issued by the Issuer or any of its subsidiaries.

You should refer to the prospectus supplement relating to a particular series of debt securities for the terms of those debt securities, including, where applicable:

•	the designation of the series of debt securities;

•	whether the debt securities are entitled to the benefit of any guarantee by any Guarantor (as defined below);

•	the classification of the debt securities as senior or subordinated debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•

if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness

•

any limit upon the aggregate principal amount of the series of debt securities that may be authenticated and delivered under the Indenture and any limitation on the Issuer’s ability to increase such aggregate principal amount after the initial issuance of the series of debt securities;

•	the issue price of the debt securities;

•	the date or dates on which the principal of the series of debt securities is payable (which date or dates may be fixed or extendible);

•	the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

•	the place or places where the principal of and any interest on the series of debt securities shall be payable;

•

the Issuer’s right, if any to redeem debt securities of the series, in whole or in part, at the Issuer’s option and the period or periods within which, the price or prices at which and any terms and conditions upon which debt securities of the series may be so redeemed, pursuant to any sinking fund or otherwise;

•

the Issuer’s obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which and the period or periods within which and any of the terms and conditions upon which debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which debt securities of the series shall be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•

if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which payment of the principal of and interest on the debt securities of the series shall be payable;

•	whether the debt securities of the series will be issued in registered or bearer form (with or without coupons), or any combination of the foregoing;

•	whether the debt securities of the series may be exchangeable for and/or convertible into common stock or any other security;

•	whether and under what circumstances the Issuer will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of any taxes;

•	if the debt securities of the series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security of such series);

•	any trustees, depositaries, authenticating or paying agents, transfer agents or the registrar or any other agents with respect to the debt securities of the series;

•	provisions, if any, for the defeasance of the debt securities of the series (including provisions permitting defeasance of less than all debt securities of the series);

•	if the debt securities of the series are issuable in whole or in part in global form, the identity of the depositary or common depositary for such debt securities in global form;

•	any other Events of Default or covenants with respect to the debt securities of the series; and

•	any other terms of the debt securities of the series (which terms shall not be inconsistent with the provisions of the Indenture).

•

if the Issuer issues original issue discount securities, we will also describe in the applicable prospectus supplement the U.S. federal income tax consequences and other special considerations applicable to those securities.

Senior Debt

Verisk will issue under the Senior Debt Indenture the debt securities that will constitute part of the senior debt of Verisk. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of Verisk.

Subordinated Debt

Verisk will issue under the Subordinated Debt Indenture the debt securities that will constitute part of the subordinated debt of Verisk. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all senior indebtedness of Verisk. The Subordinated Debt Indenture defines “senior indebtedness” to include principal of and interest on all of our debt but does not include nonrecourse obligations, the subordinated debt securities, any other obligations specifically designated as being subordinate in right of payment to senior indebtedness or any of our redeemable stock.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•

any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshalling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of ours; or

•	a default having occurred for any payment with respect to any senior indebtedness, and such an event of default shall not have been cured or waived or shall not have ceased to exist.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Guarantees

If so provided in a prospectus supplement or term sheet, the debt securities will have the benefit of the full and unconditional guarantees, jointly and severally, from any of the following wholly-owned subsidiaries of Verisk (the “Guarantors”):

•	Insurance Services Office, Inc.

•	ISO Staff Services, Inc.

•	Xactware Solutions, Inc.

•	ISO Services, Inc.

•	ISO Claims Services, Inc.

•	AIR Worldwide Corporation

•	Interthinx, Inc.

•	Verisk Health, Inc.

•	D2Hawkeye, Inc.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the Indentures.

The guarantees will terminate upon (a) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or another Guarantor or a Person who, prior to such sale or other disposition, is an affiliate of the Issuer or a Guarantor), or (b) defeasance or discharge of the debt securities, as described below.

If any subsidiary of the Issuer shall become a guarantor under our revolving credit facility or any amendment, refinancing or replacement thereof, the Issuer shall promptly cause such subsidiary to become a Guarantor by causing such subsidiary to execute and deliver a supplemental indenture to the Trustee in accordance with the provisions of the Indenture, which such supplemental shall evidence the guarantee of such additional Guarantor.

Consolidation, Merger or Sale of Assets

Neither the Issuer nor any Guarantor will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (in one transaction or a series of related transactions), unless:

(a)  (i)  the Issuer or such Guarantor, as the case may be, shall be the continuing Person or (ii) the Person (if other than the Issuer or such Guarantor, as the case may be), formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or to which the Issuer’s properties and assets or the properties and assets of such Guarantor, as the case may be, shall be sold, conveyed, transferred or leased shall be a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Issuer’s obligations or the obligations of such Guarantor, as the case may be, on all of the debt securities or guarantees of debt securities, as the case may be, and under the Indenture;

(b)  immediately after giving effect to the transaction referred to in clause (a), no Default shall have occurred and be continuing; and

(c)  the Issuer or such Guarantor, as the case may be, shall have delivered to the Trustee (A) an opinion of counsel stating that such consolidation, merger or sale, conveyance, transfer or lease and such supplemental indenture (if any) complies with the relevant provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and that such supplemental indenture (if any) constitutes the legal, valid and binding obligation of the Issuer or such Guarantor, as the case may be, and any such successor enforceable against such entity in accordance with its terms, subject to customary exceptions and (B) an officers’ certificate to the effect that immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the Issuer’s property and assets or the property and assets of a Guarantor, as the case may be, in accordance with the foregoing, the successor Person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer’s or such Guarantor’s, as the case may be, under the Indenture with the same effect as if such successor Person had been named in the Issuer’s place or the Guarantor’s place, as the case may be, in the Indenture and thereafter the predecessor Person, except in the case of a lease, shall be relieved of all obligations and covenants under the Indenture, the debt securities and the guarantees of debt securities, as applicable.

Events of Default

Each of the following is an “Event of Default” under the Indentures, together with any other Event of Default established with respect to the debt securities of any series as provided in the applicable prospectus supplement:

•

the Issuer defaults in the payment of the principal of any debt security of such series when due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

•	the Issuer defaults in the payment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

•

the Issuer or any Guarantor defaults in the performance of or breaches any other covenant or agreement of the Issuer or such Guarantor, as applicable, in the Indenture with respect to any debt security of any series or any guarantee of debt securities, as applicable, and such default or breach continues for a period of 90 days after written notice is given to the Issuer or the relevant Guarantor, as applicable, by the Trustee or to the Issuer or the relevant Guarantor, as applicable, and the Trustee by the holders of 25% or more in aggregate principal amount of the debt securities of each series affected thereby (acting as a separate class) specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” as defined in the Indenture;

•	the occurrence of various events of bankruptcy, insolvency or reorganization involving the Issuer as provided in the Indenture; and

•

any guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or the applicable Guarantor denies or disaffirms its obligations under the Indenture or guarantee.

No Event of Default with respect to a single series of debt securities issued under the Indenture specific to such series shall constitute an Event of Default with respect to any other series of securities unless otherwise provided in this Indenture or any supplemental indenture, officers’ certificate or board resolution with respect to any other series of debt securities.

If an Event of Default other than as described in the fourth bullet above with respect to the debt securities of any series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of any such series then outstanding under the Indenture by notice in writing to the Issuer (and to the Trustee if given by holders), may declare the entire principal (or, if the debt securities of any such series are original issue discount securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all debt securities of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

If an Event of Default described in the fourth bullet above occurs and is continuing, then the principal amount (or, if any debt securities are original issue discount securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of all the debt securities then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any holder or the Trustee, to the full extent permitted by applicable law.

The foregoing two paragraphs, however, are subject to the condition that if, at any time after the principal (or, if the debt securities are original issue discount securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of the debt securities of any series (or of all the debt securities, as the case may be) shall have been so declared or become due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the debt securities of each such series (or of all the debt securities, as the case may be) and the principal of any and all debt securities of each such series (or of all the debt securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest or Yield to Maturity (in the case of original issue discount securities) specified in the debt securities of each such series to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing the Trustee under the Indenture, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of debt securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the holders of a majority in aggregate principal amount of all the then outstanding debt securities of all such series that have been accelerated (voting as a single class), by written notice to the Issuer and to the Trustee, may waive all defaults with respect to all such series (or with respect to all the debt securities, as the case may be) and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

No holder of any debt security of any series may institute any proceeding, judicial or otherwise, with respect to the Indenture or the debt securities of any series, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless: (a) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of such series; (b) the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee; (c) such holder or holders have offered to the Trustee indemnity satisfactory to it against any costs, liabilities or expenses to be incurred in compliance with such request; (d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (e) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the Trustee a direction that is inconsistent with such written request. In addition, a holder may not use the Indenture to prejudice the rights of another holder or to obtain a preference or priority over such other holder. However, these limitations do not apply to impair or affect the right of any holder of a debt security to receive payment of principal of or interest, if any, on such holder’s debt security on or after the respective due dates expressed on such debt security, or to bring suit for the enforcement of any such payment on or after such respective dates.

If an Event of Default has occurred and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders, unless such holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Subject to certain provisions, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series affected may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series by the Indenture.

The trustee will, within 90 days after any default occurs, be required to give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal or interest when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

The Issuer is required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the Indentures within 120 days after the end of each fiscal year.

Modification and Waiver

The Issuer and the Trustee may amend or supplement an Indenture or the debt securities of any series without notice to or the consent of any holder in order to:

•	cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the holders;

•	comply with the provisions set forth above under the caption “— Consolidation, Merger or Sale of Assets”;

•	comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

•

evidence and provide for the acceptance of appointment under the Indenture with respect to the debt securities of any or all series by a successor Trustee and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements of the Indenture;

•	establish the form or forms or terms of debt securities of any series or of the coupons appertaining to such debt securities as permitted by Indenture;

•	provide for uncertificated or unregistered debt securities and to make all appropriate changes for such purpose;

•	add any additional guarantors on the terms described above; and

•	make any change that does not materially and adversely affect the rights of any holder.

Subject to the terms of the Indenture, without prior notice to any holders, the Issuer and the Trustee may amend the Indenture and the debt securities of any series with the written consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such amendment, and the holders of a majority in principal amount of the outstanding debt securities of each series affected thereby by written notice to the Trustee may waive future compliance by the Issuer with any provision of the Indenture or the debt securities of such series.

However, without the consent of each holder affected thereby, an amendment or waiver may not:

•	change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such holder’s debt security or the times at which it may be redeemed or repurchased;

•	reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount);

•	change the coin or currency in which any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date);

•	make any changes that would affect the ranking for the debt securities in a manner adverse to the holders thereof;

•	reduce the percentage of outstanding debt securities the consent of whose holders is necessary to modify or amend the Indenture with respect to the debt securities of the relevant series;

•

reduce the percentage in principal amount of outstanding debt securities of the relevant series the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture;

•	release any Guarantor from its guarantee of a debt security, except for terminations of guarantees of debt securities as described above; and

•	make any changes to this paragraph.

Denominations, Exchange, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued only as registered securities, in global or certificated form and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, and will be payable only in U.S. dollars. For more information regarding debt securities issued in global form, see “Forms of Securities” below. Unless otherwise indicated in the applicable prospectus supplement, any debt securities the Issuer issues in bearer form will have coupons attached.

Registered debt securities of any series will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. If so provided in the applicable prospectus supplement, to the extent permitted by law, debt securities of any series issued in bearer form which by their terms are registrable as to principal and interest may be exchanged, at the option of the holders, for registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions, upon surrender of those securities at the corporate trust office of the trustee or at any other office or agency designated by the Issuer for the purpose of making any such exchanges. Except in certain limited circumstances, debt securities issued in bearer form with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto.

Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose, the Issuer will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. The Issuer may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities.

The Issuer is not required (i) to issue, authenticate, register the transfer of or exchange debt securities of any series during a period of 15 days before the mailing of a notice of redemption of such debt securities for redemption or (ii) to register the transfer of or exchange any debt security so selected for redemption in whole or in part.

Satisfaction and Discharge; Defeasance

Satisfaction and Discharge

The Issuer may terminate its obligations under the Indenture with respect to any series of debt securities when:

(a)  the Issuer has paid or caused to be paid the principal of and interest on all the debt securities of any series outstanding under the Indenture (other than debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture) as and when the same shall have become due and payable, or

(b)  the Issuer has delivered to the Trustee for cancellation all debt securities of any series theretofore authenticated (other than any debt securities of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in the Indenture), or

(c)  all the debt securities of such series not theretofore delivered to the Trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities.

In any such case, the Issuer will also:

(a)  pay or cause to be paid all other sums payable under the Indenture by the Issuer with respect to debt securities of such series,

(b)  deliver to the Trustee an officers’ certificate and an opinion of counsel.

In no event shall the rights of holders of debt securities to receive amounts in respect of principal of and interest on the debt securities held by them be delayed longer than required by then-applicable mandatory rules or policies of any securities exchange upon which the debt securities are listed.

Legal Defeasance

The Issuer may also elect to have its obligations under the Indenture discharged with respect to the outstanding debt securities of any series. The Issuer shall be deemed to have paid and shall be discharged from any and all obligations in respect of the debt securities of any series, on the 123rd day after the deposit referred to in clause (i) below has been made, and the provisions of the Indenture shall no longer be in effect with respect to the debt securities of such series (and the Trustee, at the Issuer’s expense, shall execute proper instruments acknowledging the same), provided that the following conditions shall have been satisfied:

(i)  the Issuer has deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities of such series, (A) money in an amount, or (B) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of any payment referred to in subclause (x) or (y) of this clause (i) money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee (x) the principal of, premium, if any, and each installment of interest on the outstanding debt securities of such series on the due dates thereof and (y) any mandatory sinking fund payments or analogous payments applicable to the debt securities of such series on the day on which such payments are due and payable in accordance with the terms of debt securities of such series and the Indenture with respect to the debt securities of such series;

(ii)  the Issuer has delivered to the Trustee (A) either (x) an opinion of counsel to the effect that holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer’s exercise of its option and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (B) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(iii)  immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under any guarantees of debt securities, any other agreement or instrument to which the Issuer is a party or by which the Issuer is bound;

(iv)  if at such time the debt securities of such series are listed on a national securities exchange, the Issuer has delivered to the Trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such deposit, defeasance and discharge;

(v)  the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge have been complied with; and

(vi)  if the debt securities of such series are to be redeemed prior to the final maturity thereof (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee shall have been made.

However, neither satisfaction and discharge of the Indenture nor legal defeasance will discharge the provisions of the Indenture with respect to: (a) rights of registration of transfer and exchange, and the Issuer’s right of optional redemption, if any, (b) the substitution of mutilated, defaced, destroyed, lost or stolen debt securities, (c) the rights of holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any, (d) the rights, obligations and immunities of the Trustee under the Indenture and (e) the rights of the holders of such series as beneficiaries under the Indenture with respect to the property deposited with the Trustee payable to all or any of them.

Covenant Defeasance

In addition, the Issuer may elect to have its obligations released with respect to certain covenants in the Indenture, following which the Issuer may omit to comply with any term, provision or condition set forth in, and the Indenture will no longer be in effect with respect to certain covenants. In the event covenant defeasance occurs, certain events described above under “— Events of Default” shall be deemed not to be an Event of Default with respect to debt securities of any series, if:

(a)  the Issuer has deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities of such series and the Indenture with respect to the debt securities of such series, (i) money in an amount or (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due dates thereof or earlier redemption (irrevocably provided for under agreements satisfactory to the Trustee), as the case may be, of any payment referred to in subclause (x) or (y) of this clause (a) money in an amount, or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee (x) the principal of, premium, if any, and each installment of interest on the outstanding debt securities of such series on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, and (y) any mandatory sinking fund payments or analogous payments applicable to the debt securities of such series and the Indenture with respect to the debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and of debt securities of such series and the Indenture with respect to the debt securities of such series;

(b)  the Issuer has delivered to the Trustee (i) an opinion of counsel to the effect that holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer’s exercise of its option and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (ii) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(c)  immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under any other agreement or instrument to which the Issuer is a party or by which the Issuer is bound;

(d)  if at such time the debt securities of such series are listed on a national securities exchange, the Issuer has delivered to the Trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such deposit, defeasance and discharge; and

(e)  the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance have been complied with.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under each of the Indentures and is also the registrar and paying agent of the debt securities. The duties of the Trustee shall be as provided by the Trust Indenture Act, and as set forth in each Indenture.

The Trustee is permitted to become the owner or pledge of debt securities and may otherwise deal with us and our affiliates.

Governing Law

The laws of the State of New York shall govern each of the Indentures and the debt securities, without regard to conflicts of law principles thereof.

Definitions

“affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“indebtedness” means, with respect to any person, obligations (other than Nonrecourse Obligations) of such person for borrowed money or evidenced by bonds, debentures, notes or similar instruments.

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (a) the acquisition of assets not previously owned by us or any of our subsidiaries or (b) the financing of a project involving the development or expansion of its properties or those of any of our subsidiaries, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any of our subsidiaries, or any of our assets or those of any of our subsidiaries other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb), as it may be amended from time to time.

“Trustee” means Wells Fargo Bank, National Association until a successor replaces it in accordance with the provisions of the Indenture and thereafter shall mean or include each Person who is then a Trustee under the Indenture, and if at any time there is more than one such Person, “Trustee” as used with respect to the debt securities of any series shall mean the Trustee with respect to debt securities of that series.

“Yield to Maturity” means, as the context may require, the yield to maturity (i) on a series of debt securities or (ii) if the debt securities of a series are issuable from time to time, on a debt security of such series, calculated at the time of issuance of such series in the case of clause (i) or at the time of issuance of such debt security of such series in the case of clause (ii), or, if applicable, at the most recent redetermination of interest on such series or on such debt security, and calculated in accordance with the constant interest method or such other accepted financial practice as is specified in the terms of such debt security.

DESCRIPTION OF RIGHTS

We may issue rights under a purchase contract for the purchase or sale of equity securities issued by us, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities.  We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Verisk, any of the subsidiary registrants, the trustees, the warrant agents, the unit agents or any other agent of Verisk, agent of any of the subsidiary registrants, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We and/or the selling stockholders may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If we and/or the selling stockholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling stockholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling stockholders, if applicable, to indemnification by us and/or the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities other than the Class A common stock, which is listed on the NASDAQ Global Select Market, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, incorporated by reference in this Prospectus, from the Company’s Current Report on Form 8-K filed on March 29, 2011, and the effectiveness of Verisk Analytics, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.